UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2010

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 6, 2010, a special committee of the Company’s Board of Directors of Exelixis, Inc. (the “Company”) approved a restructuring plan that resulted in a reduction of the Company’s workforce by approximately 40%, or 270 employees. On March 8, 2010, the Company notified the affected employees impacted by the restructuring plan. The Company anticipates that the actions associated with the restructuring plan will be completed during 2010.

The restructuring plan is a consequence of the Company’s continued strategy to focus resources on the development of its most advanced clinical compounds, XL184 and XL147/XL765, and ongoing efforts to reduce costs. While the Company will continue to maintain an integrated research and development organization, the workforce reduction was weighted towards the Company’s drug discovery group. The Company has maintained capabilities in all aspects of drug discovery and expects to continue to generate novel investigational new drug application-, or IND-,ready compounds, although fewer on a yearly basis for the foreseeable future than the Company has generated historically. The Company has retained the ability to meet all of its obligations to existing partners. Further, as a result of the Company’s retained research capabilities and numerous unpartnered clinical and preclinical compounds, the Company expects that its ongoing and future business development discussions will be unaffected by the restructuring. The Company believes that the restructuring increases its financial strength and positions the Company for longer-term sustainable growth.

The Company expects to record a restructuring charge of approximately $15 million in the first quarter of 2010 related to one-time termination benefits. The Company expects to incur additional charges as a result of the restructuring plan, including facility-related charges, equipment write-downs and potentially other charges, and expects to record the majority of these expenses during the fiscal year 2010 as they are determined. The Company is currently unable to estimate the total amount or range of amounts expected to be incurred in connection with the restructuring plan for each major type of cost or in the aggregate. The Company expects that the restructuring plan will result in cash expenditures of approximately $15 million during the first and second quarters of 2010.

As described above, the Company is currently unable in good faith to make a determination of the estimates or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Report under Item 2.05 within four business days after the Company’s determination of such an estimate or range of estimates.

The restructuring charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

This current report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the timing of completion of actions related to the Company’s restructuring plan, the development of the Company’s most advanced clinical compounds, ongoing efforts to reduce costs, the generation of novel IND-ready compounds, the satisfaction of the Company’s obligations to existing partners, ongoing and future business development discussions, the Company’s future financial strength and growth, and the expected charges and expenses related to the Company’s restructuring plan, and the timing thereof. Words such as “expects,” “anticipates,” “will,” “may,” “plan,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Company’s ability to implement the restructuring plan to the extent currently anticipated, the impact of the workforce reduction on the Company’s business, unanticipated expenses and charges not currently contemplated that may occur as a result of the restructuring plan, the Company’s ability to execute on its strategy and general business and economic conditions. The Company’s quarterly report on Form 10-Q for the quarter ended October 2, 2009 contains under the heading “Risk Factors” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except for the obligation to amend this Current Report on Form 8-K following a determination of the estimates or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2010	EXELIXIS, INC.

/s/ JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary